Exhibit 99.1

The Buckle, Inc.

2407 W. 24th St. Kearney, NE 68845

P.O. Box 1480 Kearney, NE 68848-1480

phone: 308-236-8491

fax: 308-236-4493

For Immediate Release: December 6, 2022	web: www.buckle.com

Contact:	Thomas B. Heacock, Chief Financial Officer
The Buckle, Inc.
(308) 236-8491

THE BUCKLE, INC. ANNOUNCES A $2.65 PER SHARE SPECIAL CASH DIVIDEND,
A $0.35 PER SHARE QUARTERLY DIVIDEND, AND
THE ELECTION OF SHRUTI S. JOSHI TO THE COMPANY’S BOARD OF DIRECTORS

KEARNEY, NE -- The Buckle, Inc. (NYSE: BKE) announced that at its quarterly meeting of the Board of Directors, held on December 5, 2022, the Board authorized a $2.65 per share special cash dividend to be paid to shareholders of record at the close of business on January 13, 2023. The Board also authorized a $0.35 per share quarterly dividend to be paid to shareholders of record at the close of business on January 13, 2023. Both the $2.65 per share special cash dividend and the $0.35 per share quarterly dividend ($3.00 per share in total) are payable on January 27, 2023 and will be paid together.

The Company also announced that the Board of Directors elected Shruti S. Joshi as a member of the Company’s Board of Directors, effective immediately. Ms. Joshi currently serves as Chief Operating Officer for Facet Wealth, a position she has held since August 2021. In this role, she is responsible for continuing Facet Wealth’s growth by overseeing its overall go-to market strategy, defining and leading its unique end-to-end client experience, and helping to define new revenue stream opportunities. Facet Wealth is a rapidly growing fintech company offering unbiased, personalized financial advice and services at an affordable subscription fee. Prior to joining Facet Wealth, Ms. Joshi was an equity partner at Altman Vilandrie & Company, now Altman Solon, where she built and ran the firm’s Marketing ROI Practice. Prior to that, she was an executive at Verizon Communications, where she led new acquisition growth for consumer FiOS and core network products.

About Buckle

Offering a unique mix of high-quality, on-trend apparel, accessories, and footwear, Buckle caters to fashion-conscious young men and women. Known as a denim destination, each store carries a wide selection of fits, styles, and finishes from leading denim brands, including the Company’s exclusive brand, BKE. Headquartered in Kearney, Nebraska, Buckle currently operates 441 retail stores in 42 states.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company's control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission. The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

News releases and other information about The Buckle, Inc., can be found on the Internet at www.buckle.com
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